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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 4                       Washington, D. C. 20549

                                                           OMB Number: 3235-0287


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue. See
    Instruction 1(b).


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|1. Name and Address of Reporting Person *       |2. Issuer Name and Ticker or Trading Symbol|6.Relationship of Reporting Person(s)|
|                                                |                                           |   to Issuer (Check all applicable)  |
|  Fox            Susan                          |    Primecore Mortgage Trust, Inc.         |   [X] Director   [ ] 10% Owner      |
|------------------------------------------------|-------------------------------------------|   [X] Officer    [ ] Other          |
| (Last)          (First)                (Middle)|3. IRS Identifica- |4. Statement for       |       (give          (specify below)|
|                                                |   tion Number of  |   Month/Day/Year      |       title below)                  |
|  99 El Camino Real                             |   Reporting       |                       |                                     |
|------------------------------------------------|   Person, if an   |                       |        President                    |
|                (Street)                        |   entity          |-----------------------|-------------------------------------|
|                                                |   (Voluntary)     |5. If Amendment, Date  |7. Individual or Joint/Group Filing  |
|  Menlo Park                   CA       94025   |                   |   of Original         |       (Check Applicable Line)       |
|------------------------------------------------|                   |   (Month/Year)        | [X] Form Filed By One Reporting     |
| (City)                      (State)      (Zip) |                   |                       |     Person                          |
|                                                |                   |                       | [ ] Form Filed By More than One     |
|                                                |                   |                       |     Reporting Person                |
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|                                                |                                                                                 |
|                                                | Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned|
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|1. Title of Security      |2. Trans-  |2.A.    |3. Trans- |4. Securities Acquired |5. Amount of    |6. Ownership  |7. Nature of   |
|  (Instr. 3)              |   action  |Deemed  |   action | (A) or Disposed of (D)|   Securities   |   Form:      |   Indirect    |
|                          |   Date    |Execut- |   Code   | (Instr. 3, 4 and 5)   |   Beneficially |   Direct (D) |   Beneficial  |
|                          |   (Month/ |tion    |   (Instr.|                       |   Owned        |   or         |   Ownership   |
|                          |   Day/    |Date,   |    8)    |                       |   Following    |   Indirect(I)|               |
|                          |   Year)   |if any  |----------|-----------------------|   Reported     |              |               |
|                          |           |(Month/ |     |    |         |(A) |        |   Transacton(s)|              |               |
|                          |           | Day/   |Code | V  | Amount  |or  | Price  |                |              |               |
|                          |           | Year)  |     |    |         |(D) |        |(Instr. 3 and 4)|  (Instr. 4)  | (Instr. 4)    |
|--------------------------------------|------- |-----|----|---------|----|--------|----------------|--------------|---------------|
| Class A Convertible      |  2/1/03   |        |  P  |    |  3,070  | A  |  $10   |    25,785      |       I      | Living Trust  |
| Preferred Stock          |           |        |     |    |         |    |        |                |              |               |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currrently valid OMB control number.



SEC 1474 (9-02)
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FORM 4 (Continued)
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                             Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)
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|            |        |        |       |        |                 |              |             |        |        |       |         |
|1 Title of  |2 Con-  |3 Trans-|3.A.   |4 Trans-|5 Number of      |6 Date        |7 Title      |8 Price |9 Number|10 Own-|11 Nature|
|  Derivative|  ver-  |  action|Deemed |  action|  Derivative     |  Exercisable |  and        |  of    | of Der-| ership| of      |
|  Security  |  sion  |  Date  |Execu- |  Code  |  Securities     |  and         |  Amount     |  Deri- | ivative| Form  | Indirect|
| (Instr. 3) |  or    | (Month/|tion   | (Instr.|  Acquired (A) or|  Expiration  |  of         |  vative| Secur- | of    | Benefi- |
|            |  Exer- |  Day/  |Date,  |   8)   |  Disposed of (D)|  Date        |  Underlying |  Sec-  | ties   | Deriv-| cial    |
|            |  cise  |  Year) |if any |        |(Instr. 3, 4 & 5)|  (Month/Day/ |  Securities |  urity | Benefi-| ative | Owner-  |
|            |  Price |        |       |--------|-----------------|  Year)       |  (Instr. 3  | (Instr.| cially | Secur-| ship    |
|            |  of    |        |(Month/|Code| V |  (A)   |  (D)   |--------------|  and 4)     |  5)    | Owned  | ity:  | (Instr. |
|            |  Deriv-|        |Day/   |    |   |        |        |       |      |-------------|        | Follow-| Direct|   4)    |
|            |  ative |        |Year)  |    |   |        |        |       |      |     |       |        | ing    | (D) or|         |
|            |  Secur-|        |       |    |   |        |        |Date   |Expir-|Title|Amount |        | Report-| In-   |         |
|            |  ity   |        |       |    |   |        |        |Exer-  |ation |     |or Num-|        | ed     | direct|         |
|            |        |        |       |    |   |        |        |cisable|Date  |     |ber of |        | Trans- | (I)   |         |
|            |        |        |       |    |   |        |        |       |      |     |Shares |        | action |(Instr.|         |
|            |        |        |       |    |   |        |        |       |      |     |       |        | (s)    | 4)    |         |
|            |        |        |       |    |   |        |        |       |      |     |       |        |(Instr. |       |         |
|            |        |        |       |    |   |        |        |       |      |     |       |        | 4)     |       |         |
|------------|--------|--------|-------|----|---|--------|--------|-------|------|-----|-------|--------|--------|-------|---------|
|   N/A      |        |        |       |    |   |        |        |       |      |     |       |        |        |       |         |
|            |        |        |       |    |   |        |        |       |      |     |       |        |        |       |         |
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Explanation of Responses:



                                                                              /s/ SUSAN FOX                                2/7/03
                                                                            -------------------------------------        -----------
                                                                            **  Signature of Reporting Person             Date

**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: Transmit one copy of this Form to EDGAR, using a typed signature. If space is insufficient, see Intruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currrently valid OMB control number.
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SEC 1474 (9-02)
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